UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

RASER TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2008

To our Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Raser Technologies, Inc., a Delaware corporation (the “Company”). The meeting will be held at the Megaplex 8 at Thanksgiving Point, 2935 Thanksgiving Way, Lehi, Utah 84043 on Wednesday, May 28, 2008, for the following purposes:

1.	To elect two Class III directors to serve for a three-year term that expires at the 2011 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

2.	To ratify the appointment of Hein & Associates LLP as our independent registered public accountants for the fiscal year ending December 31, 2008; and

3.	To consider and transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The meeting will begin promptly at 2:00 p.m., local time, and check-in will begin at 1:45 p.m., local time. Only holders of record of shares of Raser Technologies common stock (NYSE Arca: RZ) at the close of business on Friday, April 18, 2008 are entitled to vote at the meeting and to notice of any postponements or adjournments of the meeting.

For a period of at least 10 days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available and open to the examination of any stockholder for any purpose germane to the meeting during normal business hours at our corporate headquarters located at 5152 North Edgewood Drive, Suite 375, Provo, UT 84604.

By order of the Board of Directors,

/s/ Brent M. Cook

Brent M. Cook

Chief Executive Officer

Provo, UT

April 28, 2008

YOUR VOTE IS IMPORTANT!

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE

BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

TABLE OF CONTENTS

Page
GENERAL INFORMATION	1

QUESTIONS AND ANSWERS CONCERNING THIS SOLICITATION AND VOTING AT THE ANNUAL MEETING	1

When and where is the meeting?	1
Why am I receiving these proxy materials?	1
What is the purpose of the annual meeting?	1
Who is entitled to attend the meeting?	1
Who is entitled to vote at the meeting?	2
How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	2
What items of business will be voted on at the meeting?	2
How does the Board of Directors recommend that I vote?	3
What shares can I vote at the meeting?	3
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	3
How can I vote my shares without attending the meeting?	3
How can I vote my shares in person at the meeting?	4
Can I change my vote?	4
Who can help answer my questions?	4
What vote is required to approve each item and how are votes counted?	5
What is a “broker non-vote”?	5
How are “broker non-votes” counted?	6
How are abstentions counted?	6
What happens if additional matters are presented at the meeting?	6
Who will serve as inspector of election?	6
What should I do in the event that I receive more than one set of proxy/voting materials?	6
Who is soliciting my vote and who will bear the costs of this solicitation?	6
Where can I find the voting results of the meeting?	7
What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	7
How may I communicate with the Board of Directors of Raser or the non-management directors on the Raser Board of Directors?	8

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	9

Changes in Control	10

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	10

DIRECTORS AND EXECUTIVE OFFICERS	11

COMPENSATION OF EXECUTIVE OFFICERS	14

Compensation Discussion and Analysis	14
Compensation Committee Report	18
Summary Compensation Table for Fiscal Year 2007	19
Grants in 2007 of Plan-Based Awards	20
Outstanding Equity Awards at December 31, 2007	20
Options Exercised and Stock Vested in 2007	21
Employment Contracts and Change-in-Control Arrangements	21

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RASER TECHNOLOGIES, INC.

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of Raser Technologies, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2008 Annual Meeting of Stockholders to be held on Wednesday, May 28, 2008, beginning at 2:00 p.m., at the Megaplex 8 at Thanksgiving Point, 2935 Thanksgiving Way, Lehi, Utah 84043, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the meeting. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

We use several abbreviations in this proxy statement. We may refer to our company as “Raser,” the “Company,” “we,” “our” or “us.” The term “proxy materials” includes this proxy statement, as well as the enclosed proxy card and our Annual Report on Form 10-K for the year ended December 31, 2007, as amended. Our amended Annual Report on Form 10-K was filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 2, 2008. The term “meeting” means our 2008 Annual Meeting of Stockholders.

We are sending these proxy materials on or about April 28, 2008, to all stockholders of record at the close of business on Wednesday, April 18, 2008 (the “Record Date”).

QUESTIONS AND ANSWERS CONCERNING THIS SOLICITATION

AND VOTING AT THE ANNUAL MEETING

When and where is the meeting?	The meeting will be held on Wednesday, May 28, 2008, beginning at 2:00 p.m., at the Megaplex 8 at Thanksgiving Point, 2935 Thanksgiving Way, Lehi, Utah 84043. Check-in will begin at 1:45 p.m., local time.

Why am I receiving these proxy materials?	You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the Record Date (April 18, 2008). As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

What is the purpose of the annual meeting?	At our meeting, stockholders of record will act upon the items of business outlined below. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to attend the meeting?	You are entitled to attend the meeting only if you were a Raser stockholder (or joint holder) of record as of the close of business on Friday, April 18, 2008, or if you hold a valid proxy for the meeting. You should be prepared to present photo identification for admittance.

Please also note that if you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement prior to April 18, 2008, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

Who is entitled to vote at the meeting?	Only stockholders of record who owned Raser common stock at the close of business on the Record Date (April 18, 2008) are entitled to notice of and to vote at the meeting, and at any postponements or adjournments thereof.

As of the Record Date, 56,105,292 shares of Raser common stock were outstanding. You will have one vote at the meeting for each share of Raser common stock you owned as of the Record Date. Accordingly, there are a maximum of 56,105,292 votes that may be cast at the meeting.

How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	The presence at the meeting, in person or by proxy, of the holders of one half of the voting power of the outstanding shares of Raser common stock entitled to vote at the meeting will constitute a quorum. A quorum is required to conduct business at the meeting. The presence of the holders of Raser common stock representing at least 28,052,647, present in person or represented by proxy, votes will be required to establish a quorum at the meeting. Both abstentions and broker non votes are counted for the purpose of determining the presence of a quorum, but will not be included in vote totals and will not affect the outcome of the vote.

What items of business will be voted on at the meeting?	The items of business scheduled to be voted on at the meeting are as follows:

1.      To elect two Class III directors to serve for a three-year term that expires at the 2011 Annual Meeting of Stockholders or until their successors have been duly elected and qualified;

2.      To ratify the appointment of Hein & Associates LLP as our independent registered public accountants for the fiscal year ending December 31, 2008; and

3.      To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

These proposals are described more fully below in these proxy materials. As of the date of this proxy statement, the only business that our Board of Directors intends to present or is aware that others will present at the meeting is as set forth in this proxy statement. If any other matter or matters are properly brought before the meeting, it is the intention of the persons who hold proxies to vote the shares they represent in accordance with their best judgment.

How does the Board of Directors recommend that I vote?	Our Board of Directors recommends that you vote your shares “FOR” each of the director nominees and “FOR” the ratification of independent auditors for the 2008 fiscal year.

What shares can I vote at the meeting?	You may vote all shares of Raser common stock owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank, but only as described below.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?	Most Raser stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Interwest Transfer Company, Inc., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to Raser or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy.If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Mail—Stockholders of record of Raser common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Raser stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided and mailing them in the accompanying pre-addressed envelope.

How can I vote my shares in person at the meeting?	Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Can I change my vote?	You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Who can help answer my questions?	If you have any questions about the meeting or how to vote or revoke your proxy, please contact:

Richard D. Clayton General Counsel and Secretary Raser Technologies, Inc. 5152 North Edgewood Drive, Suite 375 Provo, Utah 84604 Phone: 1-801-765-1200

If you need additional copies of this proxy statement or voting materials, please contact Richard D. Clayton, General Counsel and Secretary, as described above or send an e-mail to dick.clayton@rasertech.com.

What vote is required to approve each item and how are votes counted?	The vote required to approve each item of business and the method for counting votes is set forth below:

Election of Directors. The two (2) Class III director nominees receiving the highest number of affirmative “FOR” votes at the meeting (a plurality of votes cast) will be elected to serve as Class III directors. You may vote either “FOR” or “WITHHOLD” your vote for the director nominees. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

All Other Items. For each of the other items of business, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.

You may vote “FOR,” “AGAINST” or “ABSTAIN” for these items of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board of Directors “FOR” all of the Company’s nominees to the Board of Directors, “FOR” ratification of the independent auditors, and in the discretion of the proxy holders on any other matters that properly come before the meeting or any adjournment or postponement thereof.

What is a “broker non-vote”?	Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters (such as election of directors and ratification of the appointment of independent accountants), but not on non-routine matters (such as stockholder proposals). Thus, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” routine maters but not non-routine matters. A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

How are “broker non-votes” counted?	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?	If you return a proxy card that indicates an abstention from voting in all matters, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal (other than the election of directors), but they will not be voted on any matter at the 2008 Annual Meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote “AGAINST” a proposal.

What happens if additional matters are presented at the meeting?	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Brent M. Cook (our Chief Executive Officer) or Martin F. Petersen (our Chief Financial Officer), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.

Who will serve as inspector of election?	We expect Richard D. Clayton, our General Counsel and Secretary, to tabulate the votes and act as inspector of election at the 2008 Annual Meeting.

What should I do in the event that I receive more than one set of proxy/voting materials?	You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Raser proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?	Raser is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to this solicitation by mail, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by members of our Board of Directors, our officers and other employees, who will not receive any additional compensation for assisting in the solicitation. Upon request, we will also reimburse brokerage houses and other custodians, nominees, and fiduciaries for forwarding proxy solicitation materials to the beneficial owners of Raser common stock.

Where can I find the voting results of the meeting?	We intend to announce preliminary voting results at the meeting.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?	As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in the Raser proxy statement for the annual meeting to be held in 2009, the written proposal must be received by the Corporate Secretary of Raser at our principal executive offices no later than December 30, 2008. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in the Raser proxy statement is instead a reasonable time before Raser begins to print and mail its proxy materials.

Such proposals also must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the SEC. Proposals should be addressed to:

Corporate Secretary Raser Technologies, Inc. 5152 North Edgewood Drive, Suite 375 Provo, UT 84604

For a stockholder proposal that is not intended to be included in the Raser proxy statement in accordance with Rule 14a-8, the stockholder must give timely notice to the Corporate Secretary of Raser. To be considered timely, the notice must be received by the Corporate Secretary of Raser at our principal executive offices no later than March 1, 2009. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, then notice of a stockholder proposal that is not intended to be included in the Raser proxy statement under Rule 14a-8 for such future meeting must be received within a reasonable time before Raser begins to print and mail its proxy materials.

How may I communicate with the Board of Directors of Raser or the non-management directors on the Raser Board of Directors?	Stockholders may address inquiries to any of Raser’s directors or to the full Board of Directors by writing to Raser Technologies, Inc., Attn: Corporate Secretary, 5152 North Edgewood Drive, Suite 375, Provo, Utah 84604. Each communication from a stockholder should include the following information in order to permit stockholder status to be confirmed and to provide an address to forward a response if deemed appropriate: (i) the name, mailing address and telephone number of the stockholder sending the communication; and (ii) if the stockholder is not a record holder of our common stock, the name of the record holder of our common stock must be identified along with the stockholder. Our Corporate Secretary will forward all appropriate communication to the Board of Directors or individual members of the Board of Directors specified in the communication. Communications intended for non-management directors should be directed to the Chairperson of the Audit Committee at the Company’s address listed above.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following tables set forth, as of March 31, 2008, certain information regarding beneficial ownership of our common stock by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our current directors and executive officers as a group. As of March 31, 2008, we had one class of voting securities that consisted of 56,102,885 shares of our common stock issued and outstanding. In computing the number and percentage of shares beneficially owned by a person, shares of common stock that a person has a right to acquire within sixty (60) days of March 31, 2008, pursuant to options, warrants or other rights are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. The following tables are based upon information supplied by directors, officers and principal stockholders and reports filed with the SEC.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Kraig T. Higginson (5152 N. Edgewood Dr., Suite 375 Provo, Utah 84604)	9,534,292	(1)	16.6%

Common Stock	Ned Warner (5152 N. Edgewood Dr., Suite 375 Provo, Utah 84604)	5,211,039	(2)	9.1%

Common Stock	Jack Kerlin (5152 N. Edgewood Dr., Suite 375 Provo, Utah 84604)	5,027,952	(3)	8.7%

(1)	Consists of 5,764,600 shares held in the name of Higginson Family Investments, LLC, 2,177,692 shares held in the name of Radion Energy LLC, 492,000 shares held in the name of Jeanette S. Higginson, 600,000 shares held in street name, and 500,000 shares held in the name of HP Fund, LLC, each of which are deemed to be controlled by Mr. Higginson.

(2)	Consists of 3,660,000 shares held in the name of Ocean Fund, LLC, 939,239 shares held in the name of Warner Investments, LP, 330,600 shares held in the name of Risk Management LLC, and 281,200 shares held in the name of Maasai, Inc., each of which are deemed to be controlled by Mr. Warner.

(3)	Consists of 4,977,952 shares held in the name of Kerlin Investment LLC and 50,000 shares held in the name of Kerlin Irrevocable Trust, each of which are deemed to be controlled by Mr. Kerlin.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Kraig T. Higginson	9,534,292	(1)	16.6%
Common Stock	Brent M. Cook	917,550	(2)	1.6%
Common Stock	Patrick J. Schwartz	123,660	(3)	*
Common Stock	Martin F. Petersen	115,850	(4)	*
Common Stock	Lee A. Daniels	110,600	(5)	*
Common Stock	Reynold Roeder	71,775	(6)	*
Common Stock	Alan G. Perriton	50,000	(7)	*
Common Stock	James A. Herickhoff	48,933	(8)	*
Common Stock	Richard D. Clayton	39,850	(9)	*
Common Stock	Barry G. Markowitz	20,600	(10)	*
	All Directors and Executive Officers as a Group	11,033,110		19.2%

*	Less than 1%

(1)

Consists of 5,764,600 shares held in the name of Higginson Family Investments, LLC, 2,177,692 shares held in the name of Radion Energy LLC, 492,000 shares held in the name of Jeanette S. Higginson, 600,000 shares held in street name, and 500,000 shares held in the name of HP Fund, LLC, each of which are deemed to be controlled by Mr. Higginson.

(2)	Includes 660,000 shares held in the name of BMC Highland Investments LLC, 53,100 shares held in the name of Mr. Cook, 4,200 shares held in the name of Jackie Cook, 250 shares held by Mr. Cook in an IRA account, each of which are deemed to be controlled by Mr. Cook. Also includes options to purchase 200,000 shares exercisable within 60 days of March 31, 2008 by Mr. Cook.

(3)	Includes 3,100 shares held in the name of Mr. Schwartz and 5,560 held in the name of Barbara Schwartz, each of which are deemed to be controlled by Mr. Schwartz. Also includes options to purchase 115,000 shares exercisable within 60 days of March 31, 2008 by Mr. Schwartz.

(4)	Consists of 600 shares held in the name of Mr. Petersen, 250 shares held in the name of Tayva Petersen, each of which are deemed to be controlled by Mr. Petersen. Also includes options to purchase 115,000 shares exercisable within 60 days of March 31, 2008 by Mr. Petersen.

(5)	Includes 10,600 shares held in the name of Mr. Daniels. Also includes options to purchase 100,000 shares exercisable within 60 days of March 31, 2008 by Mr. Daniels.

(6)	Includes 21,775 shares held in the name of Reynold and Wendy S. Roeder, JTWROS. Also includes options to purchase 50,000 shares exercisable within 60 days of March 31, 2008 by Mr. Roeder.

(7)	Includes options to purchase 50,000 shares exercisable within 60 days of March 31, 2008 by Mr. Perriton.

(8)	Includes 15,600 shares held by Mr. Herickhoff. Also includes options to purchase 33,333 shares exercisable within 60 days of March 31, 2008 by Mr. Herickhoff.

(9)	Consists of 600 shares held in the name of Mr. Clayton, 250 shares held in the name of Gissa Clayton, each of which are deemed to be controlled by Mr. Clayton. Also includes options to purchase 39,000 shares exercisable within 60 days of March 31, 2008 by Mr. Clayton.

(10)	Includes 10,600 shares held in the name of Mr. Markowitz. Also includes options to purchase 10,000 shares exercisable within 60 days of March 31, 2008 by Mr. Markowitz.

Changes in Control

To the knowledge of the Company’s management, there are no present arrangements or pledges of the Company’s securities which may result in a change of control.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended December 31, 2007, all executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each executive officer and each current director of Raser, and the period during which each has served as a director of Raser. Information as to the stock ownership of each of our directors and all of our current executive officers is set forth above under “Voting Securities and Principal Holders Thereof.”

Lee Daniels has agreed to serve as a Mission President for The Church of Jesus Christ of Latter-day Saints in Japan. Mr. Daniels intends to complete his term on our Board of Directors, which ends at the Annual Meeting of Stockholders on May 28, 2008. Mr. Daniels does not intend to stand for election as a Class III Director. Scott E. Doughman has been nominated by the Nominating and Governance Committee and approved by the Board of Directors to stand for election as a Class III Director to fill the vacancy created by the completion of Mr. Daniels’ term.

To our knowledge, there are no family relationships between any director and executive officer.

Name	Position	Age	Director Since
Kraig T. Higginson	Executive Chairman of the Board of Directors, Class III Director	53	2003

Brent M. Cook	Chief Executive Officer (principal executive officer), Class II Director	47	2004

Lee A. Daniels	Class III Director whose term will end May 28, 2008	51	2004

Scott E. Doughman	Class III Director Nominee	40

James A. Herickhoff	Class II Director	65	2005

Reynold Roeder	Class I Director	49	2005

Barry G. Markowitz	Class I Director	64	2005

Alan G. Perriton	Class I Director	62	2005

Patrick J. Schwartz	President	53

Martin F. Petersen	Chief Financial Officer (principal financial and accounting officer)	47

Richard D. Clayton	General Counsel and Secretary	51

Kraig T. Higginson. Mr. Higginson has served as Chairman of the Board of Directors since October 2003. He has also served as the Company’s President from October 2003 to March 2004 and as the Company’s Chief Executive Officer from March 2004 to January 2005. Mr. Higginson founded American Telemedia Network, Inc., a publicly-traded corporation that developed a nationwide satellite network of data and audio-visual programming. He served as President and Chief Executive Officer of Telemedia Network from 1984 through 1988. From 1988 through 2002, Mr. Higginson worked as a business consultant through Lighthouse Associates, an entity he controls.

Brent M. Cook. Mr. Cook has served as a director of Raser since October 2004 and as Raser’s Chief Executive Officer since January 2005. From 1996 to 2002, Mr. Cook served in various positions at Headwaters Inc. (NYSE: HW), a large publicly-traded energy technology company, including Chief Executive Officer, President, and Chairman of the Board of Directors. Prior to his joining Headwaters Inc., Mr. Cook was Director of Strategic Accounts, Utah Operations, at PacifiCorp, which operates as a local electric utility in seven western states. Mr. Cook spent 12 years at PacifiCorp with specific expertise in transmission interconnection and power sales agreements. Mr. Cook was also employed from 2002-2005 by AMP Resources, a geothermal power generation company that recently sold their projects to ENEL, an Italian power generation company. Mr. Cook has worked in the electrical energy and energy technology industry since 1984 and is very familiar with the electrical power generation industry.

Lee A. Daniels. Mr. Daniels has served as a director of Raser since May 2004. Since 2004, Mr. Daniels has served as the Chief Executive Officer and Managing Partner of Daniels Capital, LLC, an investment company that makes private equity investments and provides securitized debt financings. Mr. Daniels has also served as the Chief Executive Officer of Telecom 5, a Utah-based telecommunications company from 2004 to 2005. He has also served as a Professor of International Business at Brigham Young University from 2004 to present. Mr. Daniels served as the President of Newbridge Capital, Japan from 2001 to 2004. Prior to joining Newbridge, Mr. Daniels was President and Representative Director of Jupiter Telecommunications Co., Ltd. He was the President and Chief Executive Officer of AT&T Japan Ltd. from 1994 to 1998 and concurrently served as the Chairman of JENS, one of the first Internet Service Providers in Japan. He has served on numerous boards in Japan and the U.S. and currently is a member of the Board of Directors of Raser, Pro Image, and Telecom 5.

James A. Herickhoff. Mr. Herickhoff has served as a director of Raser since March 2005. Since January 2000, Mr. Herickhoff has served as the President and Chief Executive Officer of American Talc Company, which operates one of the largest talc mines in the United States. Mr. Herickhoff has served as a Director of Headwaters Inc. since August 1997 and was elected Vice Chairman of Headwaters in April 1999. From 1987 to 1994, he served as President of Atlantic Richfield Company’s Thunder Basin Coal Company. He previously served as President of Mountain Coal Company, managing all of ARCO’s underground mining and preparation plants. He is the past President of the Wyoming Mining Association and a former board member of the Colorado and Utah Mining Associations. Mr. Herickhoff received a Bachelor of Science degree in 1964 from St. John’s University, a Master of Science degree in 1966 from St. Cloud State University and attended Kellogg Executive Management Institute at Northwestern University in 1986.

Reynold Roeder. Mr. Roeder has served as a director of Raser since October 2005 and serves on the Audit Committee (Chairman). Since 2004, he has served as Chief Executive Officer and Co-Owner of LECTRIX, LLC. LECTRIX is a developer of merchant electrical transmission projects in North America. Mr. Roeder is also the Chief Executive Officer of United Fund Advisors LLC, an investment bank specializing in New Market Tax Credit and tax-advantaged energy transactions. From 1981 to 1990, he held various positions with Deloitte & Touche and held CPA certifications in the states of Oregon, New York and California. Mr. Roeder left public accounting to join PacifiCorp Financial Services, Inc. in 1990, and held various officer positions including Assistant Controller, Controller and Vice President. Mr. Roeder’s responsibilities at PacificCorp Financial Services included compliance and SEC reporting. Mr. Roeder also serves as Chairman of the Board of Terra Systems, Inc.

Barry G. Markowitz. Mr. Markowitz has served as a director of Raser since November 2005 and serves on the Audit, Nominating and Governance, and Compensation Committees. He recently retired from serving as president of DTE Energy Services, a sister company to Detroit Edison and a subsidiary of DTE Energy. While at DTE Energy Services, Mr. Markowitz helped to successfully acquire and integrate several businesses and executed major transactions with firms such as General Motors, DaimlerChrysler, Ford, Duke Energy, Kimberly Clark and US Steel. Prior to his position at DTE Energy Services, Mr. Markowitz was a vice president for the Bechtel Group of Companies, focusing on power industry engineering and construction.

Alan G. Perriton. Mr. Perriton has served as a director of the Company since January 2006. Mr. Perriton spent over 34 years with General Motors in various management roles including executive management assignments in the United States and Asia. Most recently, he was Executive in Charge of Strategic Alliances and New Business Development for General Motors Asia Pacific. He held several key procurement management positions within General Motors. In addition, he was named Advisor Materials Management for GM’s Toyota joint venture, New United Motor Manufacturing Inc. (NUMMI). He subsequently became part of the initial team to create the newly formed Saturn division of General Motors in 1985, and held responsibility as President of General Motors Korea from 1996 through 2001. Mr. Perriton currently serves on the Brigham Young University Marriott School of Management National Advisory Council and is a member of the U.S. / Korea business Advisory Council.

Patrick J. Schwartz. Mr. Schwartz has served as President of Raser since June 2006. From 2004 to 2006, Mr. Schwartz served as the Chief Operating Officer and a member of the Board of Directors of Evolution Academy of Utah, LLC, a for-profit organization that he co-founded which specializes in rehabilitation and education of “at-risk” youth. From 2003 to 2004 Mr. Schwartz served as Chief Operating Officer for Quadex Pharmaceuticals, LLC, a privately-held pharmaceutical company that developed and markets VIROXYN (TM), a product marketed to kill the Herpes virus. From 1999 to 2002, Mr. Schwartz took a three-year sabbatical to serve as a Mission President for The Church of Jesus Christ of Latter-day Saints. After completing his sabbatical as Mission President, Mr. Schwartz consulted for various companies until 2003. Prior to 1999, Mr. Schwartz served as an executive with the Huntsman Corporation, where he was employed for approximately 25 years. His responsibilities at Huntsman included executive leadership of the global “Styrenics” business during 1998, acting Managing Director of the Huntsman Southeast Asian joint-venture during 1997 and Managing Director responsible for European Operations from 1990 to 1996.

Martin F. Petersen. Mr. Petersen has served as Chief Financial Officer of the Company since January 2007. From 2005 to 2006, Mr. Petersen was a consultant to The Event Source, a government contractor in Iraq. From 2003 to 2005, he was the Chief Financial Officer of The Event Source. From 2001 to 2002, he was the Chief Financial Officer of Found, Inc., a venture-backed software company. From 2000 to 2001, he was Chief Financial Officer of TenFold Corporation, a publicly traded enterprise software development company. He also served as Vice President and Treasurer of Huntsman Corporation, a large, global chemical company. Prior to Huntsman, he was a Vice President in the Investment Banking Division of Merrill Lynch & Co. He has an MBA degree from the University of Chicago, and a BA degree from Brigham Young University.

Richard D. Clayton. Mr. Clayton has served as General Counsel and Secretary since March 2007. From 2001 to 2007, Mr. Clayton practiced corporate law with Holland & Hart, LLP, specializing in mergers and acquisitions, corporate finance, and corporate governance. He also served as a member of the board of directors and executive vice president of Geneva Steel Company, where his responsibilities included corporate finance, capital projects, energy and environmental matters. Mr. Clayton received BS degrees in accounting and finance from the University of Utah, and a JD degree from the University of Utah.

Class III Director Nominee

Scott E. Doughman. Mr. Doughman is a Senior Partner of Daniels Capital, LLC, a private equity fund primarily investing in early stage real estate projects. Prior to joining Daniels he was Senior Vice President of Strategy and an officer of eight portfolio companies accounting for approximately $800 million in revenue with SunGard Data Systems Inc. based in Philadelphia, Pennsylvania from 2004 to 2006. Mr. Doughman played an active role in the 2005 leveraged buyout of SunGard led by Silver Lake Partners for $11.3 billion, and has been involved in numerous merger and acquisition transactions in the software and services industry. Prior to SunGard, he was Senior Vice President of Corporate Development for Systems & Computer Technology Corporation (SCT) from 2002 to 2004, where he was responsible for strategic planning and business development. Prior to SCT, Mr. Doughman was Vice President of Corporate Development for Campus Pipeline from 2000 to 2002, a venture backed software company based in Salt Lake City, Utah; Senior Director of Strategic Planning for Kinko’s Corporate Offices from 1998 to 2000 in Ventura, California; Senior Associate for Booz Allen and Hamilton from 1996 to 1998 in San Francisco, California; Associate for Fidelity Investments in 1995 in Boston, Massachusetts; and Senior Consultant for Price Waterhouse from 1992 to 1994 in New York City, New York. Mr. Doughman received a BS in Electrical Engineering from BYU, an MBA from the Wharton School at the University of Pennsylvania, and executive education in M&A from Stanford University.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This discussion and analysis provides you with an understanding of our executive compensation philosophy, plans and practices, and gives you the context for understanding and evaluating the more specific compensation information contained in the tables and related disclosures that follow.

Overview of Our Compensation Program Philosophy and Process

We are an environmentally focused geothermal power development and technology licensing company. We operate in two business segments: Power Systems and Transportation and Industrial Technology. Our Power Systems segment is seeking to develop clean, renewable geothermal electrical power plants and bottom-cycling operations. Our Transportation and Industrial Technology segment focuses on using our Symetron™ technology to improve the efficiency of electric motors, generators and related components.

We strongly believe that our ability to attract and retain the highest caliber of executive talent in the marketplace is essential for us to execute the business plans of each of our business segments. In light of the extraordinary challenges facing our business, we believe that our compensation practices are critical to our ability to attract and retain the talent necessary to achieve our desired outcomes.

We place great importance on the consistency of our executive management in achieving results that we believe will enhance long-term stockholder value. We believe that using an effective and individualized executive compensation package will serve to attract, motivate and retain the most highly qualified executive officers and provide them with the opportunity to build a meaningful ownership stake in our Company.

The Compensation Committee is responsible for approving the nature and amount of compensation paid to, and the employment agreements entered into with, our named executive officers, establishing and evaluating performance based goals related to compensation, overseeing our cash bonus and equity based plans, approving guidelines for grants of awards under these plans and determining and overseeing our compensation and benefits policies generally. Compensation Committee members are “independent directors” (as defined under NYSE Arca rules), “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) and “outside directors” (as defined in Section 162(m) of the Internal Revenue Code). When deemed necessary, the Compensation Committee uses the services of an independent compensation consultant to assist it in carrying out its responsibilities.

Each year, the Compensation Committee performs a review of our executive compensation packages and evaluates the performance of our named executive officers. The Compensation Committee reviews the nature and amounts of all elements of the executive officers’ compensation, both separately and in the aggregate, to ensure that both total compensation and its individual components are strongly competitive with respect to similarly-sized public companies in similar industries. The Compensation Committee also reviews each element of the executive officer’s compensation for internal consistency. Finally, the Compensation Committee also reviews the current value of outstanding stock options and share grants (as compared to their grant date value).

Following these reviews, and after taking into account the market data and other considerations described below, the Compensation Committee adjusts the compensation package for each executive officer. In determining individual compensation, the Compensation Committee assesses the executive’s length of service, individual performance and contributions during the year, individual responsibility and role with respect to overall corporate policy-making, management and administration, and the importance of retaining the executive.

Use of Competitive Market Data

The Compensation Committee uses market data to compare, or “benchmark,” our compensation levels for our named executive officers. We believe that executive compensation levels from similarly-sized public companies in similar industries provide a comparable range of companies to help ensure that our executive officers are fairly compensated.

The Compensation Committee reviews compensation data disclosed in the SEC filings of certain companies’ named executive officers and reviews other available compensation summary data. The Compensation Committee makes comparisons based on functional responsibility to the extent possible.

The Compensation Committee also evaluates the proportion that the marketplace as a whole and our peer group companies provide in each category of compensation (cash and noncash, short-term and long-term). However, the Compensation Committee has not adopted a specific policy or formula to allocate value between the various categories or subcategories of compensation elements. Generally, the Compensation Committee has used a mix more heavily weighted to long-term equity based compensation than the market or our peer groups as a whole. We believe this emphasis closely aligns our named executive officers’ interests with those of our stockholders. We believe this approach is an effective incentive for our executives to be forward-looking and proactive in meeting the challenges presented by the continual changes in our competitive environment. We also believe this approach has significant retention value.

We are aware that the use of “benchmark” surveys has the inherent effect of “ratcheting up” executive compensation. The Compensation Committee does not make any determination of or change to compensation in reaction to market data alone, but rather uses this information as one of many factors, among the several considerations described above, in determining compensation levels.

Elements and Mix of Our Compensation Program

Our executive compensation program for our named executive officers includes the following key components: cash base salary, performance based annual (short-term) cash bonus and long-term equity based compensation in the form of stock options and share grants. In addition, executive officers are eligible to receive certain insurance benefits and participate in employee benefit plans that are generally available to all employees. These elements are the same as or similar to those used by most other similarly-sized public companies.

Although other companies may place great value on certain types of compensation, we have our own perspective on the relative importance and value of each element. For example, we do not offer any pension or other defined benefit-type plans to the executive officers. Our philosophy is that we should achieve profitability as a company prior to providing long-term benefits or annual bonuses to our executives.

Base Salary. This element of compensation is necessary to attract and retain employees in an organization. As the basic fixed element of the compensation package, it serves as a baseline measure of an employee’s value. Base salary is the only guaranteed compensation (i.e., not based directly on performance) other than benefits received by an executive officer in exchange for investing the executive’s career with us.

Three of our current named executive officers (CEO, CFO and President) have employment agreements that provide for a base salary with no guaranteed annual increases in base salary. The other named executive officer (General Counsel and Secretary) is employed on an “at-will” basis with no guaranteed annual increase in base salary. However, salary increases may be awarded to any executive officer at the discretion of the Compensation Committee. In establishing the initial base salary level, at the time the agreements were entered into, the Compensation Committee considered prior experience and salary history, job responsibilities, job performance, seniority and market data on base salary levels from various survey sources, and overall inherent risk to executives in public companies. The Compensation Committee also reviewed base salary based on internal comparisons of executives relative to their responsibilities. Any increases during the term of the agreement are generally based on individual performance, the levels of achievement of our performance goals during the tenure of the executive and any increase in duties and responsibilities placed on the executive as a result of our continuing and significant growth.

Cash Bonus Incentive Compensation. Our cash bonus incentive plan, which was designed in consultation with a compensation consultant and approved by our Compensation Committee, provides a variable element to annual (short-term) cash compensation that is tied directly to positive operating cash flow results and overall profitability. This element is needed to complete a competitive total annual cash compensation package. However, it is at risk for performance—no bonus will be paid out unless we achieve positive operating cash flow and operational profitability as described below. This plan puts a significant amount of annual cash compensation at risk and supports our objective that our executive officers balance achieving satisfactory or better current year operating results with achieving long-term profitability. Since we have not achieved profitability, no cash bonuses have been paid since the adoption of the cash bonus incentive plan. For 2008, the Compensation Committee approved that the target bonus for each of the executive officers, should they achieve certain positive cash flow and profitability levels in 2008, pays up to a maximum of 60% to 100% of their annual salary.

Equity Based Incentive Compensation. In our view, one of the most important elements of the executive function is the assessment and management of risk. Our equity based long-term incentive compensation program is the compensation link between the executive officer’s decision making and the long-term outcomes of those decisions. As described in more detail below, our standard vesting schedules require a relatively long holding period before a meaningful portion of the equity based compensation can be realized, allowing time to see the results of the decisions, and providing the market time to react to the results, as well as providing a greater retention value.

In March 2004, our Board of Directors adopted the Raser Technologies, Inc. Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”), and in May 2004, our board recommended and our stockholders approved the Plan. The Plan was adopted to facilitate (1) grants of a wider range of stock incentive awards, including restricted stock, stock appreciation rights, performance shares and performance units, (2) an automatic annual increase to the number of shares of common stock reserved for issuance under the Plan beginning in 2005 equal to the lesser of 1,750,000 shares of common stock, 3% of the outstanding shares of common stock on the first day of each fiscal year, or an amount determined by the Board of Directors, and (3) optional automatic, nondiscretionary annual stock option grants for employees and non-employee directors. As of January 1, 2008, we were authorized to issue up to 7,943,173 shares of common stock pursuant to the Plan.

We believe that a strong reliance on long-term equity based compensation is advantageous because this type of compensation fosters a long-term commitment by executive employees and motivates them to improve the long-term market performance of our stock. In prior years, we attempted to achieve this goal with large share grants to our executives which typically vested over a three-year period. However, certain of those executives resigned when their share grants became substantially vested. Beginning in 2006, the Compensation Committee decided that a more effective way to provide sufficient incentives to retain executive talent was to grant options to purchase our common stock upon initial employment and granting additional options from time to time. The option grant dates are not established to coincide with releases of material non-public information. Rather, the option grant dates are established as the start date of the executive’s employment or the approval date of the Compensation Committee. Options granted to executive officers typically vest over a four to five-year period. The Compensation Committee considers the base salary, cash bonus incentive plan, and the current Black-Scholes value of the stock options to determine the quantity and vesting period. See the tables below regarding share grants and option grants awarded to our executive officers.

Management periodically performs a review of our processes for share grants and stock option grants and exercises under the Plan. We believe that our executive officers have been in compliance with the terms of the Plan as well as applicable legal and tax requirements and accounting principles.

Insurance Benefits. As part of our compensation program, we pay all or a portion of the premiums on certain health insurance policies for executive officers. These benefits are also extended to all employees in a non-discriminatory manner.

Perquisites. Executive officers receive an annual allotment of personal time off (“PTO”). All unused PTO at the end of each year is forfeited by executive officers, except for Mr. Cook and Mr. Schwartz. Mr. Cook receives

30 days PTO annually and is allowed to carryover all unused PTO into the subsequent year. Mr. Cook was entitled to receive, in cash, (at the then current hourly rate) the amount of unused PTO at January 31, 2008. Mr. Schwartz receives 20 days PTO annually and is to be paid, in cash, (at the then current hourly rate) the amount of unused PTO at each anniversary date. At December 31, 2007, Mr. Cook had 17.5 days of unused PTO that were carried forward into 2008. On February 7, 2008, we paid the outstanding PTO balance at January 31, 2008, in accordance with Mr. Cook’s employment contract totaling $18,333. At December 31, 2007, Mr. Schwartz did not have any days of unused PTO that were carried forward into 2008.

Payments in Connection with a Change in Control. All unvested share grants and unvested stock options become immediately vested following a “change in control” of company ownership. There are no other “change in control” provisions associated with executive officer employment agreements.

Emphasis on Performance

As described above, the Compensation Committee has set positive operating cash flow and achieving profitability as the performance metrics for our executive officers to earn annual cash bonuses. Operating cash flow is defined as earnings before interest, taxes, depreciation and amortization (“EBITDA”). As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our business and proprietary requirements to safeguard our patents and trademarks. EBITDA is also unaffected by our capital structure or investment activities. Our Compensation Committee uses this measure in evaluating our operating performance. We believe that operating cash flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of operating cash flow may not be directly comparable to similar measures used by other companies. For these reasons, the Compensation Committee believes that EBITDA is the best overall measure of our performance that can be controlled by the decision making of our executives. We also believe that measuring performance at the Company level and not at the individual level is appropriate, because our executive group needs to operate as a team to achieve our objectives.

Generally, the Compensation Committee does not base compensation levels or awards directly on our stock price performance because it believes that it is not equitable to tie such compensation levels or awards on performance rewards based on a quantitative metric that management cannot directly control. Moreover, a close relationship between compensation levels and our stock price could lead to an undesirable focus on short-term results. However, the Compensation Committee does review benchmark data comparing our stock price performance to that of similarly-sized public companies, and does consider this information in a general way in setting compensation levels each year. In addition, because a material portion of compensation for named executive officers is normally in the form of stock-based incentives, a significant portion of each executive’s compensation is inherently tied to stock price movement.

Emphasis on Long-Term Stock Ownership

Vesting of Equity Based Incentive Compensation. We seek to achieve the long-term objectives of equity compensation in part by extending the vesting period for options over a longer time period than what we believe to be the case in many other public companies. For example, with respect to the stock options granted to our named executive officers during 2007, between 10% and 20% vest immediately while 80% to 90% vest ratably over four to five years. Prior share grants have vested over three to four years.

Policies Regarding Hedging and Insider Trading. Our policy prohibits any executive officer from buying or selling any Company securities or options or derivatives with respect to Company securities without obtaining prior approval from one of our Compliance Officers. This policy is designed to reduce the risk that an executive will trade in our securities at a time when he or she is in possession of inside information or could be deemed to be in possession of inside information. Our policy prohibits hedging except “in exceptional and limited circumstances approved by the Nominating and Governance Committee of the Board of Directors of the

Company in its sole and absolute discretion. Investing in derivatives of the Company’s securities may be permitted, provided that any such investment is subject to compliance with the Company’s pre-clearance process set forth in the policy.” Federal securities laws prohibit our executive officers, directors and 10% stockholders from selling “short” our stock.

Tax and Accounting Considerations

The Compensation Committee periodically reviews our compensation practices for purposes of obtaining the maximum tax deductibility of compensation paid, consistent with our employment agreement contractual commitments, and as one factor in our compensation philosophy. From time to time, the Compensation Committee has awarded, and may in the future award, compensation that is not fully deductible if it determines that such award is consistent with this philosophy and is in the best interests of the Company and its stockholders. The Compensation Committee also endeavors to ensure that any compensation that could be characterized as non-qualified deferred compensation complies with Section 409A of the Internal Revenue Code. Such endeavors may include amending existing compensatory arrangements.

The Compensation Committee also takes into account the accounting treatment of compensation elements in determining types or levels of compensation for our executive officers.

Other Considerations

The Compensation Committee does not take into account aggregate amounts realized or realizable from prior years’ compensation when making decisions regarding current compensation levels. The Compensation Committee believes that in order to maintain the best group of executives to lead the Company, we need to provide individualized compensation packages which are highly competitive with the marketplace and reward performance. High-quality executive talent with the experience and capabilities sought by us is scarce. The Compensation Committee believes that if we could not provide attractive compensation packages to each executive, there would be unnecessary risk to stockholder value. Conversely, to reduce current year compensation below competitive levels because we have yet to commercialize our technologies is seen by the Compensation Committee as counterproductive.

Role of Named Executive Officers in the Compensation Process. As part of their job responsibilities, certain of our named executive officers participate in gathering and presenting facts related to compensation and benefit matters as requested by the Compensation Committee, and in formulating and making recommendations to the Compensation Committee in these areas. The executives, together with our employees who work in the compensation area and the compensation consultants, also conduct research with other expert sources to keep abreast of developments in these areas. All decisions, however, regarding the compensation of our executive officers are made by the Compensation Committee which consists entirely of independent members of the Board of Directors.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed the foregoing compensation discussion and analysis with management. Based upon our review and discussions, the Compensation Committee has recommended to the Board of Directors that the compensation discussion and analysis be included in this proxy statement for filing with the U.S. Securities and Exchange Commission.

THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Lee A. Daniels (Committee Chair)

James A. Herickhoff

Barry G. Markowitz

Summary Compensation Table for Fiscal Year 2007

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)	(e) Stock Awards ($) (6)	(f) Option Awards ($) (6)	(g) Non- Equity Incentive Plan Compens- ation ($)	(h) Changes in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	(i) All Other Compens- ation ($)	(j) Total ($)
Brent M. Cook (1)	2007	$220,000	$—	$—	$371,543	$—	$—	$1,200	$592,743
Chief Executive Officer (principal executive officer)	2006	$220,000	$—	$—	$185,616	$—	$—	$1,200	$406,816

Patrick Schwartz (2)	2007	$185,000	$—	$—	$527,121	$—	$—	$16,617	$728,738
President	2006	$95,346	$—	$—	$546,644	$—	$—	$600	$642,590

Martin F. Petersen (3)	2007	$181,458	$—	$—	$633,014	$—	$—	$1,200	$815,672
Chief Financial Officer (principal) financial and accounting officer	2006	$—	$—	$—	$—	$—	$—	$—	$—

Richard D. Clayton (4)	2007	$133,882	$—	$—	$136,027	$—	$—	$900	$270,809
General Counsel	2006	$—	$—	$—	$—	$—	$—	$—	$—

Former Executive

Timothy D. Fehr (5)	2007	$106,875	$—	$38,125	$—	$—	$—	$950	$145,950
	2006	$97,875	$—	$444,794	$—	$—	$—	$1,200	$543,869

(1)	Brent M. Cook joined the Company in January 2005 and received a base salary of $220,000 during 2006 and 2007. Mr. Cook does not receive any additional compensation for serving as a member of our Board of Directors. During 2007, Mr. Cook was granted 250,000 options to purchase shares of our common stock. The strike price of the options was determined as the closing market price on the grant date, or $5.01 per share. The fair value of the 250,000 options on the grant date computed using the Black-Scholes option-pricing model was $1,013,300.

(2)	Patrick J. Schwartz began employment in June 2006 and received compensation of $95,346 over a period of six months, which equates to an annualized base salary of $185,000. Upon employment, Mr. Schwartz was granted 250,000 options to purchase shares of our common stock. The strike price of the options was determined as of the closing market price on the grant date or, $8.98 per share. The fair value of the 250,000 options on the grant date computed using the Black-Scholes option-pricing model was $1,952,300.

(3)	Martin F. Petersen began employment on January 8, 2007 and received compensation of $181,458 during 2007, which equates to an annualized base salary of $185,000. Upon employment, Mr. Petersen was granted 250,000 options to purchase shares of our common stock. The strike price of the options was determined as of the closing market price on the grant date, or $7.25 per share. The fair value of the 250,000 options on the grant date computed using the Black-Scholes option-pricing model was $1,472,125.

(4)	Richard D. Clayton began employment on March 19, 2007 and received compensation of $133,882, which equates to an annualized base salary of $170,000. Upon employment, Mr. Clayton was granted 115,000 options to purchase shares of our common stock. The strike price of the options was determined as of the closing market price on the grant date, or $4.94 per share. The fair value of the 115,000 options on the grant date computed using the Black-Scholes option-pricing model was $456,734.

(5)	Timothy D. Fehr began employment in June 2004 and received compensation of $106,875 during 2007, which equates to an annualized salary of $135,000. Mr. Fehr’s base salary was increased in 2006 from $36,000 to $135,000 per year. Mr. Fehr retired from the Company on October 10, 2007.

(6)	Columns (e) and (f) represent the dollar amount recognized for financial statement reporting purposes with respect to the 2007 and 2006 fair value of the stock awards and option awards to purchase our common stock in accordance with Statement of Financial Accounting Standard 123R “Share Based Payment” (“SFAS 123R”). Under SEC rules relating to executive compensation disclosure, the amounts shown exclude the impact of estimated forfeitures related to service based vesting conditions. Fair values relating to share grants have been determined under SFAS 123R and were calculated using the common stock closing price on the date of grant and multiplying that price by the number of shares subject to the share grant. The equity-based compensation expense relating to the stock grants is recognized over the requisite service period of the grant. See “Grants in 2007 of Plan Based Awards” table below. For option awards, we utilize the Black-Scholes option-pricing model to determine the fair value on the date of the grant multiplied by the number of options subject to the option grants in accordance with SFAS 123R. The equity-based compensation expense relating to the stock option grants is recognized over the requisite service period of the grant. For information on the assumptions used to calculate the fair value of stock option grants, refer to Footnote 2, “Summary of Significant Accounting Policies,” to our financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, as amended. These amounts reflect our accounting expense for these awards, and do not necessarily correspond to the actual value that will be recognized by the executive officers.

Grants in 2007 of Plan-Based Awards

The following table provides information about equity and non-equity awards granted to our named executive officers in 2007, as follows (1) the grant date for equity awards; (2) the estimated future payouts under non-equity incentive plan awards; (3) the estimated future payouts under equity incentive plan awards which consist of performance based options to purchase shares of our common stock; (4) all other share awards and option awards, which includes the number of shares underlying such stock option awards; (5) the exercise price of the stock option awards, which reflects the closing price of our common stock on the date of grant; and (6) the grant date fair value of each equity award computed under SFAS 123R.

Name (a)	Grant Date (b)	Estimated Future Payments Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Share Awards: Number of Shares or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($/sh) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Brent M. Cook	—	$27,500	$110,000	$220,000	—	—	—	—
	02/16/07				—	—	—	—	250,000	(2)	$5.01	$1,013,300
Patrick J. Schwartz	—	$20,800	$83,250	$166,500
Martin F. Petersen	—	$18,500	$74,000	$148,000
	01/08/07				—	—	—	—	250,000	(3)	$7.25	$1,472,125
Richard D. Clayton	—	$17,000	$68,000	$136,000
	03/19/07				—	—	—	—	115,000	(4)	$4.94	$456,734
Former Executive
Timothy D. Fehr	—	$10,125	$40,500	$81,000	—	—	—

(1)	Represents the minimum, target, and maximum annual non-equity performance based bonus awards available to our named executive officers during 2007. The actual amounts earned with respect to these bonuses were zero as reflected in the “Summary Compensation Table” for 2007 above under the “Non-Equity Incentive Plan Compensation” column. Bonus amounts were determined based upon the achievement of positive cash flow and operating profitability (calculated as earnings before interest, taxes, depreciation and amortization). Since we did not achieve positive cash flow and operating profitability during 2007, a non-equity incentive plan bonus was not paid.

(2)	On February 16, 2007, the Compensation Committee of our Board of Directors awarded Mr. Cook 250,000 options to purchase shares of our common stock. The grant provided for 50,000 options to vest immediately and 50,000 options to vest annually from February 16, 2008 to February 16, 2011.

(3)	In accordance with our January 8, 2007 employment agreement with Mr. Petersen, we granted to Mr. Petersen 250,000 options to purchase shares of our common stock. The grant provided for 25,000 options to vest immediately and 3,750 options to vest each month from February 8, 2007 to January 8, 2008. 45,000 options will vest on each anniversary date from January 8, 2008 to January 8, 2011.

(4)	On March 19, 2007, Mr. Clayton began employment and on that date we granted 115,000 options to purchase shares of our common stock. The grant provided for 20,000 shares to vest immediately and 4,750 to vest quarterly over a five year period ending March 19, 2012.

Outstanding Equity Awards at December 31, 2007

The following table provides information on the current holdings of stock options and stock awards by our named executive officers. This table includes unexercised, vested and unvested option awards (see columns (b), (c), (d), (e), and (f)) and unvested stock awards (see column (g)). The vesting schedules for these grants are disclosed in the footnotes to this table. The market value of the stock awards is based upon the closing market price of a share of our common stock as of December 31. 2007, which was $14.85 per share.

Name (a)	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable(c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unvested Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Brent M. Cook	100,000	—		—	$4.15	10/05/2014	—	$—	—	$—
	50,000	200,000	(1)	—	$5.01	02/16/2017	—	$—	—	$—
Patrick J. Schwartz	115,000	135,000	(2)	—	$8.98	06/26/2016	—	$—	—	$—
Martin F. Petersen	66,250	183,750	(3)	—	$7.25	01/08/2017	—	$—	—	$—
Richard D. Clayton	34,250	80,750	(4)	—	$4.94	03/19/2017	—	$—	—	$—
Former Executive
Timothy D. Fehr	—	—		—	$—	—	—	$—	—	$—

(1)	50,000 shares underlying the options vest annually on February 16, 2008, 2009, 2010 and 2011.

(2)	45,000 shares underlying the options vest annually on June 27, 2008, 2009 and 2010.

(3)	3,750 shares underlying the options vest each month from February 2007 to January 2008. 45,000 shares underlying the options vest on January 8, 2008, 2009, 2010 and 2011.

(4)	4,750 shares underlying the options vest quarterly from March 19, 2008 to March 19, 2012.

Options Exercised and Stock Vested in 2007

The following table provides information, for each named executive officer, on (1) stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized, and (2) the number of shares resulting from vesting of stock grants and the value realized each before payment of any applicable withholding tax.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)		Value Realized on Vesting ($) (e)
Brent M. Cook	—	$—	—		$—
Patrick Schwartz	—	$—	—		$—
Martin F. Petersen	—	$—	—		$—
Richard D. Clayton	—	$—	—		$—
Former Executive
Timothy D. Fehr	—	$—	150,000	(1)	$1,813,950

(1)	In accordance with the Third Amended Stock Grant Agreement with Mr. Fehr dated January 16, 2007, Mr. Fehr received delivery (settlement) of 150,000 shares delayed from the original vesting in 2006. The 150,000 shares were delivered between July 3 and December 21, 2007.

Employment Contracts and Change-in-Control Arrangements

Except as indicated below, there are no employment contracts, compensatory plans or arrangements, including payments to be received from the Company, with respect to any director or executive officer that would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with the Company or any subsidiary, any change in control of the Company, or a change in the person’s responsibilities following a change in control of the Company.

Agreements with our Named Executive Officers

The following is a description of selected terms of the agreements that we have entered into with our named executive officers, as such terms relate to the compensation reported and described in this proxy statement.

Employment Agreement with Brent M. Cook

Base Salary. The agreement provides for an annual salary of $220,000 from inception of this agreement on January 31, 2005 through the term of the agreement ending January 31, 2008, unless the agreement is terminated earlier as a result of a termination of Mr. Cook’s employment. The agreement provides for annual compensation reviews for comparable positions at public companies. If Mr. Cook does not continue employment with us after the termination of the agreement, Mr. Cook shall receive the sum of one year’s annual base salary in effect at the time of termination plus the annualized average of any incentive bonus payments made during the period of employment prior to Mr. Cook’s termination.

Bonus. The agreement provides that Mr. Cook is eligible to participate in an incentive bonus pursuant to our bonus plan, and participate in a deferred compensation plan that may be in effect from time to time. During the term of the agreement, Mr. Cook’s bonus opportunity, expressed as a percentage of base salary, will be established by the Compensation Committee at not more than 100% if all performance targets are achieved.

Equity-Based Incentive Awards. The agreement provides that Mr. Cook is eligible to receive additional options to purchase our common stock during the period of employment pursuant to a stock option plan that may be in effect from time to time.

Perquisites. The agreement provides that during the period of employment, that any unused vacation time may be carried over from year to year. At the end of the term of the agreement, Mr. Cook is paid the cash amount of the unused portion of accrued salary attributable to any unused vacation time.

Employment Agreement with Patrick Schwartz

Base Salary. The agreement provides for an annual salary of $185,000 from inception of this agreement through the term of the agreement ending June 27, 2008, unless the agreement is terminated earlier as a result of a termination of Mr. Schwartz’s employment. Mr. Schwartz is entitled to receive severance pay totaling six months salary.

Bonus. The agreement provides that Mr. Schwartz is eligible to participate in an incentive bonus pursuant to our bonus plan, and participate in a deferred compensation plan that may be in effect from time to time. During the term of the agreement, Mr. Schwartz’s bonus opportunity, expressed as a percentage of base salary, will be established by the Compensation Committee at not more than 90% if all performance targets are achieved.

Equity-Based Incentive Awards. The agreement provides that Mr. Schwartz is eligible to receive additional options to purchase our common stock during the period of employment pursuant to a stock option plan that may be in effect from time to time.

Perquisites. The agreement provides that during the period of employment, Mr. Schwartz is paid the cash amount of the unused portion of accrued salary attributable to any unused vacation time on each annual anniversary date of the employment agreement.

Employment Agreement with Martin F. Petersen

Base Salary. The agreement provides for an annual salary of $185,000 from inception of this agreement on January 8, 2007, unless the agreement is terminated. The agreement also provides for severance pay in which Mr. Petersen would receive the sum of six months of his annual base salary in effect at the time of termination.

Bonus. The agreement provides that Mr. Petersen is eligible to receive an incentive bonus pursuant to our bonus plan, and participate in a deferred compensation plan that may be in effect from time to time.

Equity-Based Incentive Awards. The agreement provides that Mr. Petersen is eligible to receive additional options to purchase our common stock during the period of employment pursuant to a stock option plan that may be in effect from time to time.

Perquisites. The agreement provides for vacation time each year.

Non-Competition and Confidentiality

Employees agree that for a period of two years after the termination of employment they will not directly compete with us or our business within the continental United States of America. The employee agrees to hold in confidence for our benefit all secrets or confidential information, knowledge, or data relating to us or any of our affiliated companies or subsidiaries.

COMPENSATION OF DIRECTORS

Compensation of the Chairman

Mr. Kraig T. Higginson has served as our Chairman and a director since 2003. In addition, Mr. Higginson served as our President from October 2003 to March 2004 and as our Chief Executive Officer from March 2004 to January 2005. Subsequent to January 2005, Mr. Higginson has continued to serve as a full time employee and has served as our Chairman. Although Mr. Higginson continues to be employed by the Company, he no longer performs a policy making function other than in his capacity as a member of the Board of Directors. Instead, his duties as our employee consist primarily of providing support and advice to our executive officers. As a result, our Board of Directors has determined that Mr. Higginson was not an executive officer of the Company during 2007.

Because Mr. Higginson continues to serve as an employee, he does not receive any additional compensation for his services as a director. During 2007, Mr. Higginson received a salary of $180,000. During 2007, Mr. Higginson did not receive any share grants or stock option grants. Mr. Higginson did not exercise any stock options or vest in any stock grants during 2007, and at December 31, 2007, Mr. Higginson did not have any outstanding equity awards.

Compensation of Other Directors

Consistent with similarly-sized public companies in similar industries, we offer compensation to the non-employee members of our Board of Directors. Directors who are our employees do not receive any fees for their services as directors. Prior to July 3, 2006, each non-employee director received $500 for each Board of Director meeting or Audit, Compensation or Nominating and Governance Committee meeting attended by telephone and $1,000 for each meeting attended in person in their capacity as director or for any other business conducted on our behalf. Mr. Daniels received a $2,500 annual retainer in his capacity as chairperson of the Compensation Committee. Mr. Herickhoff received a $2,500 annual retainer in his capacity as chairperson of the Nominating and Governance Committee. Mr. Roeder received a $10,000 annual retainer in his capacity as chairperson of the Audit Committee.

Effective July 3, 2006, the Compensation Committee reviewed and approved increases to cash compensation for non-employee directors. The adjustment to director compensation was based upon a review of compensation levels for outside directors at comparable, similarly-sized, public companies. Accordingly, after July 3, 2006, each non-employee director receives an $8,000 annual retainer ($2,000 quarterly). Additionally, each non-employee director receives annual Board meeting fees totaling $10,000 ($2,500 quarterly) and annual Committee fees totaling $15,000 ($3,750 quarterly) to replace the prior telephone and “in person” meeting fees. Mr. Daniels received an annual fee of $5,000 ($1,250 quarterly) in his capacity as the chairperson of the Compensation Committee. Mr. Herickhoff receives an annual fee of $5,000 ($1,250 quarterly) in his capacity as the chairperson of the Nominating and Governance Committee. Mr. Roeder receives an annual fee of $15,000 ($3,750 quarterly) in his capacity as chairperson of the Audit Committee.

Non-employee directors and employee directors are reimbursed for travel expenses for meetings attended.

Beginning in 2005, the members of the Board of Directors participated in the Raser Technologies, Inc. Amended and Restated 2004 Long-Term Incentive Plan, pursuant to which each director was awarded options to purchase shares of our common stock. In order to attract and retain highly qualified directors, we believe that the inclusion of stock options and share grant awards in the director compensation packages, provides the necessary incentives to ensure that our directors are retained. During 2006, with the creation of the Power Generation Committee and Transportation Committee, Mr. Markowitz and Mr. Perriton were granted 5,000 options each to purchase shares of our common stock in their capacity as chairpersons of these committees. The options vested 12 months after the grant date and expire ten years from the grant date.

On July 3, 2006, the Compensation Committee of the Board of Directors approved a new compensation plan for our outside directors. The standard equity package pursuant to the new plan consists of common stock awards varying in quantity from year to year based upon the nominal fair value of $95,000 of the total shares granted as of the date of each Annual Meeting of Stockholders (each actual share award is rounded to the nearest round lot of 100 shares). Current outside directors are allowed to transition to the new compensation plan by making an election within 30 days of the plan’s adoption by the Compensation Committee or the Annual Meeting of Stockholders in subsequent years. Any director who elects to adopt the new plan will retain all options vested up to that point under previous compensation arrangements and forfeit all unvested options.

Director Compensation Table for Fiscal Year 2007

The following table sets forth specified information regarding the compensation for 2007 of our non-employee directors. Our employee directors, Messrs. Brent M. Cook and Kraig T. Higginson, do not receive any compensation for their services as directors.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c) (1)	Options Awards ($) (d)	Non-Equity Incentive Plan Compensation($) (e)	Change in Pension and Nonqualified Compensation Earnings($) (f)	All Other Compensation($) (g)	Total ($) (h)
Lee A. Daniels	$38,000	$95,780	$—	$—	$—	$—	$133,780
James A. Herickhoff	$38,000	$97,349	$—	$—	$—	$—	$135,349
Barry G. Markowitz	$53,000	$95,780	$—	$—	$—	$—	$148,780
Alan G. Perriton	$36,500	$—	$—	$—	$—	$—	$36,500
Reynold Roeder	$48,000	$—	$—	$—	$—	$—	$48,000

(1)	During the years ended December 31, 2007 and 2006, three of the eligible outside directors chose to receive the stock awards in accordance with the new compensation plan described above. Accordingly, Mr. Daniels, Mr. Herickhoff and Mr. Markowitz were granted a total of 10,600 and 12,700 shares each, to be vested and delivered on June 1, 2008 and June 27, 2007, respectively, one year after the respective Annual Meetings of Stockholders. Mr. Daniels and Mr. Herickhoff did not forfeit any options during 2007 because they did not have unvested options at the time of the June 1, 2007 election. Mr. Markowitz forfeited 5,000 unvested options received as part of his 2006 compensation.

Consistent with SFAS 123R “Share Based Payments,” the stock awards are recorded at fair value based on the closing market price of our common stock on the NYSE Arca Exchange on the grant date. Equity-based compensation is recognized over the requisite service period (one year) for financial statement purposes

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From inception to December 31, 2007, we granted options to purchase an aggregate of 1,475,000 shares of our common stock to individuals that currently serve as our named executive officers and directors. Such options were granted at exercise prices ranging from $3.60 to $25.95 per share, in each case reflecting the fair market value per share of our common stock on the date of grant. 161,667 of the options have been forfeited by the directors who chose to participate in the new director compensation plan effective July 3, 2006. No options awarded to current named executive officers and directors have been exercised as of December 31, 2007.

From inception to December 31, 2007, we granted 569,900 shares of our common stock to our named executive officers and directors. Of those shares granted, as of December 31, 2007, 531,800 shares have been issued and delivered, and are included in the total shares outstanding.

A “related party transaction” is a transaction between Raser and (i) any person that is a beneficial holder of 5% or more of the Company’s common stock or any person who is a director, officer or employee of Raser or (ii) any person or entity that is a related party to a person who is a director, officer or employee of Raser. For purposes of this policy, officers shall be defined as “Executive Officers” under applicable SEC rules and regulations. As described in our corporate code of ethics, the Company generally prohibits all related party transactions unless the Board of Directors or a related subcommittee determines, in advance, that there is a compelling business reason to enter into such a transaction. Board of Director or related subcommittee approvals are documented in the minutes to the applicable meeting.

Kevin Kerlin, the son of Jack Kerlin, a beneficial holder of more than 8% of the outstanding shares of common stock of the Company, is currently an employee of the Company. Kevin Kerlin serves as a mechanical engineer and has an annual salary of $50,800. In addition, in connection with his employment, the Company granted Kevin Kerlin an option to purchase 50,000 shares of the Company’s common stock at an exercise price of $3.65 per share, which reflects the fair market value per share of our common stock at the time of the grant as determined by our Board of Directors.

On March 30, 2007, Reynold Roeder, a member of the Board of Directors, purchased an aggregate amount of 21,775 shares from us as a part of a private placement in which we sold a total of 3,636,291 shares. The Board of Directors approved Mr. Roeder’s participation in the transaction prior to the private placement offering. He paid the same price per share as the other participants and paid an aggregate amount of $109,152 to us for the purchase of the shares.

No other material related party transactions occurred during fiscal year 2007.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Raser is committed to having sound corporate governance principles. Having such principles is essential to running our business efficiently and to maintaining our integrity in the marketplace.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board of Directors is comprised of seven (7) directors and maintains the following three standing committees: Audit Committee; Compensation Committee; and Nominating and Governance Committee. The Board of Directors has determined that each of our five non-employee directors has no material relationship with the Company and is independent within the meaning of the NYSE Arca’s corporate governance listing standards and the rules of the SEC. The membership as of the date of this proxy statement and the function of each of the standing committees are described below.

Name of Director	Audit Committee		Compensation Committee		Nominating and Governance Committee
Non-Employee Directors:
Lee A. Daniels	X		X	*	X
James A. Herickhoff	X		X		X	*
Reynold Roeder	X	*
Barry G. Markowitz	X		X		X
Alan G. Perriton

Employee Directors:
Kraig T. Higginson
Brent M. Cook
Number of Meetings Held During 2007 (prior fiscal year)	4		2		1

X = Committee member; * = Chairperson;

Our Board of Directors held 9 meetings during the fiscal year ended December 31, 2007 (the “Last Fiscal Year”). Each director attended at least 75% of all Board of Directors and applicable committee meetings except for Mr. Perriton. Mr. Perriton currently resides in Korea as a Mission President for The Church of Jesus Christ of Latter-day Saints and can participate in Board and Committee meetings only occasionally and only telephonically. The Board of Directors has decided to exempt Mr. Perriton from minimum meeting attendance requirements until he completes his three-year mission in Korea. The Board of Directors encourages its members to attend annual meetings of stockholders of Raser. All elected directors attended the 2007 Annual Meeting of Stockholders.

Audit Committee

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The primary responsibility of the Audit Committee is to oversee the accounting and financial reporting processes of Raser and report the financial results to the Board of Directors. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of the financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications, independence and performance, and internal accounting and financial controls and reporting practices. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement of Raser; annually reviews the Audit Committee’s charter and the Audit Committee’s performance; appoints, evaluates and determines the compensation of our independent registered public accountants; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews our disclosure controls and procedures, internal controls, information security policies, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on the financial statements of Raser. The Audit Committee works closely with management as well as our independent auditors. The Audit Committee also has the authority to obtain advice and assistance from, and receive appropriate funding from Raser for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

Our Board of Directors has determined that each member of the Audit Committee meets the independence criteria prescribed by applicable law and the rules of the SEC for audit committee membership. Also, our Board of Directors has determined that Reynold Roeder qualifies as an “audit committee financial expert,” as defined in the rules and regulations of the SEC and in accordance with the corporate governance standards of the NYSE Arca Exchange.

The report of the Audit Committee is included on page 31 of this proxy statement. The Audit Committee of the Board of Directors operates under a written charter adopted by the Board of Directors. The Audit Committee Charter is available on our website at www.rasertech.com.

Compensation Committee

The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of our executive officers and directors. The Compensation Committee determines, approves and reports to the Board of Directors on all elements of compensation for our executive officers, including salaries, bonuses, stock option grants, and other benefits and compensation arrangements. The Compensation Committee provides general oversight of our compensation structure and also has the authority to make grants under and otherwise administer our equity compensation plans.

The report of the Compensation Committee is included on page 18 of this proxy statement. The Compensation Committee Charter is available on our website at www.rasertech.com.

Nominating and Governance Committee

The Nominating and Governance Committee assists our Board of Directors in fulfilling its responsibilities with respect to corporate governance of Raser. The Nominating and Governance Committee is responsible for developing and recommending to the Board of Directors the governance principles applicable to Raser; overseeing the evaluation of the Board of Directors and management of Raser; recommending to the Board of Directors director nominees for each committee; and assisting the Board of Directors in identifying prospective director nominees and determining the director nominees for election at annual meetings of stockholders of Raser. Among other things, the Nominating and Governance Committee determines the criteria for qualification and selection of directors for election to the Board of Directors; oversees the organization of the Board of Directors with a view to facilitating the Board of Directors’ proper and efficient discharge of its duties and responsibilities; and identifies best practices in the area of corporate governance principles, including giving proper attention and providing effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include: annually assessing the size and composition of the Board of Directors; developing qualifications for the Board of Directors committees as appropriate; defining criteria for director independence; monitoring compliance with Board of Directors and Board of Directors committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board of Directors in recruiting new members to the Board of Directors; reviewing and recommending proposed changes to our Certificate of Incorporation or Bylaws and Board of Directors committee charters; recommending Board of Directors committee assignments; reviewing, approving and monitoring all service by executive officers on outside boards of directors; overseeing the evaluation of the Board of Directors and management; reviewing and approving in advance any proposed related party transactions; reviewing, approving and monitoring compliance with the Code of Ethics of Raser.

Our Board of Directors has determined that each member of the Nominating and Governance Committee meets the independence criteria prescribed by NYSE Arca rules.

The charter of the Nominating and Governance Committee is available on our website at www.rasertech.com.

Consideration of Director Nominees

Stockholder nominees

The policy of the Board of Directors is to consider properly submitted stockholder nominations for candidates for membership on the Board of Directors as described under “Identifying and Evaluating Nominees for Directors” below. In evaluating such nominations, the Board of Directors seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the membership criteria set forth under “Director Qualifications” below. Any stockholder nominations proposed for consideration by the Board of Directors should include the nominee’s name and qualifications for Board of Directors membership and should be addressed to:

Corporate Secretary

Raser Technologies, Inc.

5152 North Edgewood Drive, Suite 375

Provo, UT 84604

For a description of the process for nominating directors, please refer to “Questions and Answers Concerning this Solicitation and Voting at the Annual Meeting—What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?” on page 7.

Director Qualifications

Members of the Board of Directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

Identifying and Evaluating Nominees for Directors

The Board of Directors utilizes a variety of methods for identifying and evaluating nominees for director. The Board of Directors regularly assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Board of Directors considers various potential candidates for director. Candidates may come to the attention of the Board of Directors through current members of the Board of Directors, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Board of Directors and may be considered at any point during the year. As described above, the Board of Directors considers properly submitted stockholder nominations for candidates for the Board of Directors. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Board of Directors at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Board of Directors. The Board of Directors also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Board of Directors seeks to achieve a balance of knowledge, experience and capability on the Board of Directors.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

Communications with the Board of Directors

Individuals may communicate with our Board of Directors by writing to Corporate Secretary, Raser Technologies, Inc., 5152 North Edgewood Drive, Suite 375, Provo, Utah 84604. Our Corporate Secretary will forward all appropriate communication to the Board of Directors or individual members of the Board of Directors specified in the communication. Communications intended for non-management directors should be directed to the Chairperson of the Audit Committee at the Company’s address listed above.

2007 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the Audit Committee of the Board of Directors shall not be deemed “filed” with the Commission or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The following is the Audit Committee’s report submitted to the Board of Directors for the fiscal year ended December 31, 2007.

The Audit Committee of the Board of Directors has:

•	reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2007 with the Company’s management;

•

discussed with Hein & Associates LLP, the Company’s independent registered public accountants for the year ended December 31, 2007, the materials required to be discussed by Statement on Auditing Standards No. 61; and

•	reviewed the written disclosures and the letter from Hein & Associates LLP required by Independence Standards Board Standard No. 1 and has discussed with Hein & Associates LLP its independence.

Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2007 Annual Report on Form 10-K, as amended, and appointed Hein & Associates LLP to serve as the Company’s independent registered public accountants for the year ending December 31, 2008.

AUDIT COMMITTEE

Reynold Roeder

    (Committee Chair)

Lee A. Daniels

James A. Herickhoff

Barry G. Markowitz

PROPOSALS TO BE VOTED ON

PROPOSAL 1

ELECTION OF DIRECTORS

Raser’s Certificate of Incorporation provide that the Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively, with the classes of directors serving for staggered three-year terms. We have three (3) Class I directors, Reynold Roeder, Barry G. Markowitz and Alan G. Perriton, whose terms expire at our 2009 Annual Meeting of Stockholders; two (2) Class II directors, Brent M. Cook and James A. Herickhoff, whose terms expire at the 2010 Annual Meeting of Stockholders; and two (2) Class III directors, Kraig T. Higginson and Lee A. Daniels, whose terms expire at our 2008 Annual Meeting of Stockholders. In accordance with our Certificate of Incorporation, any additional directorships resulting from an increase in the number of directors shall be apportioned among the three classes so as to maintain the number of directors in each class as nearly equal as possible.

Class III Director Nominees

Our Nominating and Governance Committee/Board of Directors has nominated Kraig T. Higginson and Scott E. Doughman for election as Class III directors. If elected, Messrs. Higginson and Doughman will hold office as Class III directors until Raser’s 2011 Annual Meeting of Stockholders, or until their respective successors are elected and duly qualified, or until their earlier death, resignation or removal.

Lee A. Daniels is currently a Class III Director whose term will expire at our 2008 Annual Meeting of Stockholders. Mr. Daniels has accepted a position to serve as a Mission President for The Church of Jesus Christ of Latter-day Saints in Japan. As a result, Mr. Daniels will not be able to continue to serve as a Director and is therefore not standing for election this year. Mr. Doughman has been nominated by the Nominating and Governance Committee and approved by the Board of Directors to stand for election as a Class III Director to fill the vacancy created by the completion of Mr. Daniels’ term.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the two (2) Class III nominees recommended by our Board of Directors. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy or voting instruction card. The Board of Directors expects that each nominee will be available to serve as a director. In the event Messrs. Higginson or Doughman become unavailable, however, the proxy holders will vote for any nominee designated by the Board of Directors, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them, in the absence of contrary instruction, in such a manner as to assure the election of Messrs. Higginson and Doughman.

Vote Required and Recommendation of the Board of Directors

The two (2) Class III nominees receiving the highest number of affirmative “FOR” votes at the meeting (a plurality of votes cast) will be elected to serve as Class III directors. Votes withheld from any director nominee will be counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law.

The Board of Directors recommends a vote “FOR” the election of Kraig T. Higginson and Scott E. Doughman as Class III directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board of Directors has appointed Hein & Associates LLP, independent registered public accountants, to audit our financial statements for the fiscal year ending December 31, 2008. Services provided to Raser and its subsidiaries by Hein & Associates LLP and Tanner LC, our former independent registered public accountants, during the fiscal year ended December 31, 2007 are described under “Audit and Related Fees for Fiscal 2007 and 2006” below. Representatives of Hein & Associates LLP will be present at the 2008 Annual Stockholders Meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

Audit and Related Fees for Fiscal Years 2007 and 2006

The following table sets forth a summary of the fees billed to us by Hein & Associates LLP and by Tanner LC, our former independent registered public accountants, for professional services performed for the years ended December 31, 2007 and 2006, respectively:

	2007	2006
Audit Fees (Hein & Associates LLP) (1)	$219,830	$270,881
Audit Fees (Tanner LC) (1)	16,190	83,340
Audit-Related Fees (2)	8,178	7,488
Tax Fees (3)	—	—
All Other Fees	—	—

Total	$244,198	$361,709

(1)	Consisted of fees for professional services rendered by Hein & Associates LLP for the audit of our annual financial statements included in our Annual Report on Form 10-K, as amended, and the review of financial statements included in our Forms 10-Qs or services that are normally provided by our principal accountants in connection with statutory and regulatory filings or engagements.

(2)	Consisted of fees for professional services rendered by our former independent registered public accountants for the audit of our annual financial statements included in our Annual Report on Form 10-K, as amended, and the review of financial statements included in our Form 10-Qs or services that are normally provided by our principal accountants in connection with statutory and regulatory filings or engagements.

(3)	Consisted of fees for assurance and related services by our principal accountants that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit fees.”

(4)	Consisted of fees for professional services rendered by our principal accountants for tax compliance, tax advice and tax planning.

In a resolution approved on September 13, 2006, our Audit Committee of the Board of Directors approved the appointment of Hein & Associates LLP as our new independent registered public accounting firm for the fiscal year ended December 31, 2006. The Audit Committee also approved the dismissal of Tanner LC effective as of September 13, 2006.

The Audit Committee’s decision to retain Hein & Associates LLP was precipitated by our prior auditor’s recommendation that we engage an accounting firm with domain expertise in the power generation industry given our plans to pursue opportunities in the geothermal power generation market. Accordingly, our decision was not related to the quality of services provided by Tanner LC. Based on discussions with Hein & Associates LLP and related inquiries regarding Hein & Associates LLP’s work and existing clients, the Audit Committee believes that Hein & Associates LLP has such expertise.

The reports of Tanner LC on our financial statements as of and for the fiscal years ended December 31, 2005 and 2004 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

In connection with Tanner LC’s audits for the fiscal years ended December 31, 2005 and 2004, and the period through September 13, 2006, there were no disagreements with Tanner LC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Tanner LC, would have caused Tanner LC to make reference to the subject matter of such disagreements in connection with its reports. In addition, no reportable events, as defined in Item 304(a)(1)(v) of Regulation S-K, occurred during the Company’s fiscal years ended December 31, 2005 and 2004 and the period through September 13, 2006 except that, as previously disclosed by the Company in its Annual Report on Form 10-KSB for the year ended December 31, 2004, Tanner LC advised the Company that it did not maintain effective internal control over financial reporting as of December 31, 2004 because of material weaknesses related to the internal control and disclosure control over stock-based compensation, reporting of equity transactions and certain disclosures in the footnotes to the Company’s consolidated financial statements.

The subject matter of the material weaknesses described above was discussed with Tanner LC by our management and the Audit Committee. We have authorized Tanner LC to fully respond to the inquiries of the newly selected independent registered public accounting firm, Hein & Associates LLP.

We provided Tanner LC with a copy of the Company’s Current Report on Form 8-K prior to its filing with the SEC on September 13, 2006 and requested that Tanner LC furnish a letter addressed to the SEC stating whether or not Tanner LC agreed with the statements noted in the two preceding paragraphs. A copy of the letter, dated September 13, 2006, from Tanner LC is attached as Exhibit 16.1 to the Company’s September 13, 2006 Current Report on Form 8-K.

During the last two most recent fiscal years and the period through September 13, 2006, neither we nor anyone on our behalf has consulted with Hein & Associates LLP regarding any of the matters referenced in Item 304(a)(2) of Regulation S-K.

Our Audit Committee reviewed and pre-approved all audit and non-audit services provided by Hein & Associates LLP and Tanner LC and has determined that providing such services to us during fiscal 2007 is compatible with and did not impair either Hein & Associates LLP’s or Tanner LC’s independence. It is the practice of the Audit Committee to consider and approve in advance all auditing and non-auditing services provided to us by our independent auditors in accordance with the applicable requirements of the SEC.

Vote Required and Recommendation of the Board of Directors

Ratification of the appointment of Hein & Associates LLP as our independent registered public accountants for the fiscal year ending December 31, 2008, requires the affirmative vote of a majority of the shares of Raser common stock present in person or represented by proxy and entitled to be voted at the meeting. Abstentions have the same effect as a vote against the proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Hein & Associates LLP as our independent registered public accountants for the fiscal year ending December 31, 2008.

Ratification of the appointment of Hein & Associates LLP as our independent registered public accountants is not required by our Bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of Hein & Associates LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

OTHER MATTERS

We are not aware of any other business to be presented at the meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the meeting. Accordingly, the only business that our Board of Directors intends to present at the meeting is as set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

We are sending only one copy of our annual report and proxy statement to stockholders who share the same last name and address unless they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources.

If you received a household mailing this year and you would like to have additional copies of our annual report and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by calling (801) 765-1200. We will promptly send you additional copies of the annual report and/or proxy statement upon receipt of such request. You may also contact us if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

Unfortunately, householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and address, and you and your spouse have two accounts containing Raser stock at two different brokerage firms, your household will receive two copies of our annual meeting materials—one from each brokerage firm.

By order of the Board of Directors,

/s/    RICHARD D. CLAYTON

Richard D. Clayton

General Counsel and Secretary

Provo, Utah

April 28, 2008

DETACH HERE

PROXY

RASER TECHNOLOGIES, INC.

5152 North Edgewood Drive, Suite 375

Provo, UT 84604

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Brent M. Cook and Martin F. Petersen, and each of them, as proxy holders and attorneys-in-fact of the undersigned with full power of substitution to vote all shares of stock that the undersigned is entitled to vote at the 2008 Annual Meeting of Stockholders of Raser Technologies, Inc., to be held at the Megaplex 8 at Thanksgiving Point, 2935 Thanksgiving Way, Lehi, Utah 84043, on Wednesday, May 28, 2008 at 2:00 p.m., local time, and at any continuation or adjournment thereof, with all the powers that the undersigned would have if personally present at the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated April 28, 2008, and a copy of the Raser Technologies, Inc. Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2007. The undersigned hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this proxy and, by filing this proxy with the Secretary of Raser Technologies, Inc. gives notice of such revocation.

This proxy when properly executed will be voted in accordance with the specifications made by the undersigned stockholder. WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED “FOR” EACH NOMINEE SET FORTH BELOW, AND “FOR” THE RATIFICATION OF INDEPENDENT ACCOUNTANTS, AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

RASER TECHNOLOGIES, INC.

5152 North Edgewood Drive, Suite 375

Provo, Utah 84604

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE FOLLOWING:

1.	Election of two (2) Class III directors to serve for a three-year term that expires at the 2011 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

Class III Nominees:

(01)	Kraig T. Higginson
(02)	Scott E. Doughman

	FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

☐	-
FOR all nominees except those written on the line above

I

		FOR	AGAINST	ABSTAIN

2.	To ratify the appointment of Hein & Associates LLP as independent public accountants for the fiscal year ending December 31, 2008.	☐	☐	☐

3.	With discretionary authority, upon such other matters as may properly come before the meeting.

	MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT			☐

	MARK HERE IF YOU PLAN TO ATTEND THE MEETING			☐

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as your name or names appear herein. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full title in such capacity.

Signature:	Date:	Signature:	Date:

II